Exhibit 10.4

Dated              2010

(1)	J.P. MORGAN MARKETS LIMITED

(2)	MF GLOBAL UK LIMITED

(3)	MF GLOBAL HOLDINGS LTD

AGREEMENT

for the grant of a Lease relating to

Part Ground Floor and Floors 1 to 4 (inclusive)

5 Churchill Place, Canary Wharf, London E14

CONTENTS

Clause			Page

17.	Notices		33
18.	Announcements		33
	18.1	No announcements without prior approval	33
	18.2	Permitted announcements	33
	18.3	Land Registry	33
19.	Governing law and jurisdiction		34
	19.1	Governing law	34
	19.2	Jurisdiction	34
	19.3	Service of proceedings	34
20.	Rights of third parties		34
21.	Counterparts		34
	21.1	Any number of counterparts	34
	21.2	Each counterpart an original	34

Schedules

1	Part 1A: List of approved Relevant Works Contractors
Part 1B: List of approved Relevant Works Contracts
2	Additional Rights
3	Warranties

Appendices

1.	The Stage D Plus Report
2.	The UPS2 Works Specification
3.	The Car Parking Agreement
4.	The Lease
5.	The Letter of Credit
6.	The Sullivan and Cromwell Letter of Opinion
7.	Strip Out Works Specification
8.	UPS1 and UPS2 Plans
9.	Forms of collateral duty of care warranties
10.	The Appleby Letter of Opinion
11.	List of approved plans
12.	Tenant’s Defects Deed
13.	Form of Lease Consent and
14	Licence for Alterations

THIS AGREEMENT FOR LEASE is dated              2010 and made between:

(1)	J.P. MORGAN MARKETS LIMITED (registered number 01592029) whose registered office is at 125 London Wall, London EC2Y 5AY;

(2)	MF GLOBAL UK LIMITED (registered number 01600658) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU; and

(3)	MF GLOBAL HOLDINGS LTD (a corporation incorporated under the laws of the State of Delaware, USA) whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle, Delaware, USA.

RECITALS

(A)	The Landlord is the leasehold owner of the Demised Premises under the Superior Lease.

(B)	The Landlord has agreed to grant to the Tenant the Lease and the Car Parking Agreement and, subject to the Superior Landlord’s consent to the Tenant’s Works being obtained, to enter into the Licence for Alterations. Under the terms of the Superior Lease the consent of the Superior Landlord is required for the grant of the Lease and the carrying out of the Tenant’s Works and subject to the terms of this Agreement the Landlord will seek to obtain the Lease Consent and the Licence for Alterations.

IT IS AGREED that:

1.	DEFINITIONS AND INTERPRETATION

1.1	Defined terms

In this Agreement, the following words and expressions mean:

“1994 Act” means the Law of Property (Miscellaneous Provisions) Act 1994;

“Additional Rights” means the additional rights described in Schedule 2 (Additional Rights) to this Agreement;

“Agreement for Superior Lease” means the agreement for lease dated 4 August 2006 and made between (1) Canary Wharf Limited (2) Canary Wharf Holdings Limited (3) Bear Stearns International Limited and (4) The Bear Stearns Companies, Inc;

“Appleby Letter of Opinion” means a letter of opinion in substantially the form attached as Appendix 10 relating to the Lease Consent and the Licence for Alterations;

“Assessment Date” means the date of the Tenant’s written request to the Landlord for release of the Letter of Credit pursuant to Clause 7.6 (Release);

“Assessment Period” means the last three completed financial years of the business of the Tenant immediately preceding the Assessment Date;

“Base Build” has the same meaning as in the Agreement for Superior Lease;

“Base Building Works” has the same meaning as in the Tenant’s Defect Deed;

“Base Figure” means the Rents during the year preceding the Assessment Date, and if there is any rent review outstanding at the Assessment Date, the Landlord’s reasonable estimate of the likely increase in the Rents upon the completion of the review;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Building” has the same meaning as in the Lease;

“Car Park Service Charge Percentage” has the same meaning as in the Car Parking Agreement;

“Car Parking Agreement” means the car parking agreement to be granted by the Landlord and accepted by the Tenant and the Guarantor in the form of the agreed draft car parking agreement attached at Appendix 3;

“Contribution” means the sum being the aggregate of:

(a)	the sum of £244,120 representing a carpeting allowance based on £25 per square metre of Net Internal Area of the Demised Premises;

(b)	the sum of £63,471 representing a floor box allowance based on £65 per floor box at the rate of 1 box per 10 square metre of Net Internal Area of the Demised Premises; and

(c)	the sum of £88,695 representing a contribution of £45 per square foot of Net Internal Area of the ground floor of the Demised Premises in respect of the base building works;

“Contractual Completion Date” means five Business Days after the completion of both of the Lease Consent and the Licence for Alterations or earlier if the parties agree;

“CW” means Canary Wharf Limited (registered number: 1971312 England);

“Date of Actual Completion” means the date on which completion of the Lease and the Car Parking Agreement and the provision of the Letter of Credit takes place;

“Demised Premises” means the property known as Part Ground Floor and Floors 1 to 4 inclusive of 5 Churchill Place, Canary Wharf, London E14 more particularly described in the Lease;

“Early Access Works” means those elements of the Tenant’s Works that the Tenant may commence and carry out pursuant to the provisions of Clause 3.14 (Early Access) which shall exclude the following:

(a)	UPS2 Works;

(b)	any element of the Tenant’s Works that affect the Base Build; and

(c)	any element of the Tenant’s Works that have not been approved by the Landlord prior to the date of this Agreement and/or pursuant to the provisions of this Agreement;

“Guarantor” means the third party to this Agreement;

“Incumbrances” means the covenants, restrictions, stipulations and other matters contained or referred to in the Title, other than any mortgage or legal charge;

“Initial Rent” has the same meaning as in the Lease;

“Issuing Bank” has the meaning given to that expression in Clause 7.2 (Issuing Bank);

“Landlord” means the first party to this Agreement and shall include successors in title or those deriving title from that party;

“Landlord’s Solicitors” means Mayer Brown International LLP of 201 Bishopsgate, London EC2M 3AF (Ref: 21124/06057168);

“Latent Defective Works” means

(a)	any defects in the Base Building Works which exist or manifest themselves in the Demised Premises; or

(b)	any damage to any elements of the Tenant’s Works described in the Tenant’s Works Scope and Plan caused by any such defects in the Base Building Works;

“Lease” means a sub-underlease of the Demised Premises agreed to be granted by the Landlord and accepted by the Tenant and the Guarantor in the agreed form of the draft lease annexed to this Agreement at Appendix 4;

“Lease Consent” means the legally binding written consent of the Superior Landlord to the grant of the Lease which consent document shall include the grant of the Additional Rights;

“Letter of Credit” means a letter of credit from an Issuing Bank in the form of the agreed draft letter of credit annexed to this Agreement at Appendix 5;

“Letter of Opinion” means a letter of opinion substantially in the form of the draft attached as Appendix 6 amended so as to relate to the Lease, the Car Parking Agreement, the Licence for Alterations and the Lease Consent (as applicable) at the date of grant;

“Liabilities” means the following liabilities of the tenant under the Lease and/or the grantee under the Car Parking Agreement, but unpaid when due:

(a)	the Rents;

(b)	rates and other outgoings;

(c)	interest;

(d)	VAT (if payable pursuant to the Lease);

(e)	other sums payable to or recoverable by the Landlord or in respect of which the Landlord is entitled to be indemnified by the Tenant;

(f)	proper costs, claims and demands arising directly out of any breach by the Tenant of the obligations of the Tenant in the Lease and/or the Car Parking Agreement including costs and expenses incurred in enforcing such obligations; and

(g)	proper costs, losses, damages or expenses incurred by the Landlord as a result of forfeiture or disclaimer of the Lease and/or the Car Parking Agreement;

“Licence Fee” has the same meaning as in the Car Parking Agreement;

“Licence for Alterations” means the licence for alterations to be entered into between (1) the Superior Landlord, (2) the Landlord (3) the Tenant and (4) the Guarantor authorising the Tenant’s Works and the grant to the Tenant of any necessary rights to carry out the Tenant’s Works in such form as is agreed between the parties acting reasonably in accordance with and pursuant to Clause 3 (Tenant’s Works);

“Management Company” means Canary Wharf Management Limited (company number 02067510 England);

“Necessary Consents” means planning permission and all requisite building regulation requirements, relevant British Standards and codes of practice and all other statutory consents necessary to commence carry out and complete the Tenant’s Works;

“Net Internal Area” means net internal area as defined in the Code of Measuring Practice published by the Royal Institution of Chartered Surveyors 6th Edition 2007;

“Net Profits” means the annual net profits after tax from the normal trading activities of the Tenant as stated in its properly audited accounts;

“Relevant Proportion” means the proper proportion of the Security Deposit equivalent to a Liability (which may comprise the whole amount of the Security Deposit);

“Relevant Service Charge Percentage” has the same meaning as in the Lease;

“Relevant Works” means those elements of the Tenant’s Works which comprise alterations to the:

(a)	sprinkler system;

(b)	fire alarm systems;

(c)	BMS systems (including the UPS2 Works);

(d)	fire stopping systems; and

(e)	the mechanical and electrical systems;

“Relevant Works Contract(s)” means the contract(s) to be entered into by the Tenant for the execution and completion of the Relevant Works in accordance with the terms of this Agreement;

“Relevant Works Contractor” means such reputable and suitably qualified and experienced contractor or contractors to be employed by the Tenant for the execution of the Relevant Works (or any part of the same) in accordance with the terms of this Agreement

“Rent Commencement Date” means the date which is the day falling immediately after the expiry of the period of 44 months commencing on and including the later of:

(a)	the Contractual Completion Date; and

(b)	the Date of Actual Completion in the event that completion does not take place on the Contractual Completion Date other than due to the default of the Tenant or the Guarantor;

or if earlier the date of occupation of the Demised Premises pursuant to Clause 3.14 (Early Access);

“Rents” means all sums reserved as rent in the Lease and all sums payable by the grantee pursuant to the Car Parking Agreement and any VAT on such sums;

“Replacement Letter of Credit” means an unencumbered, irrevocable, transferable and unconditional letter or letters of credit to be issued by an Issuing Bank pursuant to Clause 7 (Letter of Credit) of this Agreement substantially in the form of the draft letter of credit annexed to this Agreement at Appendix 5 or such other letter of credit as the Landlord may approve, acting reasonably, which shall:

(a)	have a term of not less than one (1) year; and

(b)	be for the account of Landlord; and

(c)	be in the amount of the Security Deposit; and

(d)	be fully and freely transferable by the Landlord without any fees or charges payable by the Landlord therefore and without the Issuing Bank’s consent; and

(e)	provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one (1) year during the Term; and

(f)	with respect to the letter of credit applicable to the last year of the Term shall have a final expiration date of not earlier than ninety (90) days after the last day of the Term;

“Security Deposit” means the initial sum of three million four hundred and fifty three thousand, four hundred and seventy seven pounds and fifty pence (£3,453,477.50) as increased from time to time pursuant to Clause 7.7 (Increase in Rents);

“Snagging Items” has the same meaning as in the Agreement for Superior Lease insofar as they affect the Demised Premises;

“Standard Conditions” means the Standard Commercial Property Conditions (Second Edition);

“Strip Out Specification” means the specification describing the Strip Out Works which is annexed to this Agreement as Appendix 7;

“Strip Out Works” means the strip out works to the Demised Premises described in the Strip Out Specification and comprising the first phase of the Tenant’s Works;

“Superior Landlord” means the landlord of the Superior Lease and includes any landlord having an interest in reversion to the Superior Landlord;

“Superior Lease” means a lease dated 26 November 2009 and made between (1) Canary Wharf (BP2) T1 Limited and Canary Wharf (BP2) T2 Limited, (2) Canary Wharf Management Limited, (3) J.P. Morgan Markets Limited, (4) The Bear Stearns Companies LLC and (5) Canary Wharf Holdings Limited;

“Tenant” means the second party to this Agreement and shall not include successors in title or those deriving title from that party;

“Tenant’s Costs” means the reasonable costs (including fees and expenses) of any repair, renewal and/or reinstatement of any Latent Defective Works incurred by the Tenant and which for the avoidance of doubt shall not include any loss of profit, loss of business, loss of contracts or any indirect loss or consequential loss sustained and/or incurred by the Tenant arising from (a) such Latent Defective Works and/or (b) the repair, renewal and/or reinstatement thereof;

“Tenant’s Default” means:

(a)	any failure on the part of the Tenant to pay any sums properly due under this Agreement within 10 Business Days of the date on which the same ought to have been paid, whether formally demanded or not; or

(b)	any failure or neglect on the part of the Tenant to observe and perform any of the provisions of this Agreement; or

(c)	the Tenant or the Guarantor, being a body corporate:

(i)	entering into a scheme of arrangement or a company voluntary arrangement or entering into any composition or arrangement with its creditors;

(ii)	passing a resolution for its winding up;

(iii)	having a winding-up order made against it; or

(iv)	having a provisional liquidator, receiver, administrator or administrative receiver appointed over all or any part of its undertaking or assets each of (i) to (iv) (inclusive) being an “Event of Insolvency”;

“Tenant’s Defect Deed” means the defect deed in the form of the agreed draft annexed to this Agreement as Appendix 12;

“Tenant’s Professional Team” means those firms employed by the Tenant or the Relevant Works Contractor to provide architectural, mechanical and electrical and engineering services in relation to the Tenant’s Works;

“Tenant’s Professional Team Appointment” means any deed of appointment entered into by the Tenant or the Relevant Works Contractor with a member of the Tenant’s Professional Team in respect of the Relevant Works;

“Tenant’s Solicitors” means DLA Piper UK LLP of 3 Noble Street, London EC2V 7EE (Ref: Rachel Orton);

“Tenant Warranties” means warranties in respect of the Base Buildings Works (as defined in the Agreement for Superior Lease) in substantially the same form as those warranties previously procured from the same parties by CW for the benefit of the Landlord as listed in Schedule 3 (Warranties);

“Tenant’s Works” means the works to fit out the Demised Premises (excluding the ground floor) and other works in the Building for use by the Tenant as detailed in the Strip Out Specification, UPS2 Works Specification, the Tenant’s Work Scope and Plans together with such further works approved by the Superior Landlord and the Landlord in accordance with the provisions of this Agreement and the Licence for Alterations;

“Tenant’s Works Building Contract” means the building contract to be entered into by the Tenant with the Tenant’s Works Contractor by way of a deed for the carrying out of the design and construction of the Tenant’s Works;

“Tenant’s Works Contractor” means such reputable and suitably qualified and experienced contractor or contractors to be employed by the Tenant for the execution of the Tenant’s Works (or any part of them but excluding the Relevant Works);

“Tenant’s Works Scope and Plans” means the description of the Tenant’s Works contained in the Stage D Plus Report dated 22 September 2010 annexed to this Agreement at Appendix 1 together with the plans (if any) listed at Appendix 11;

“Term” means the term of years to be granted by the Lease;

“Term Commencement Date” means the later of:

(a)	the Contractual Completion Date; and

(b)	the Date of Actual Completion, in the event that completion does not take place on the Contractual Completion Date other than due to the default of the Tenant or the Guarantor;

“Title” means an official copy of the register and title plan to the Superior Lease as at 16 February 2010 at 10:15:03;

“UPS1” means the uninterrupted power supply system (no.1) located on level 13 of the Building which is identified coloured yellow on the plan attached to this Agreement as Annexure 8 and marked UPS1 plan;

“UPS2” means the uninterrupted power supply system (no.2) located on level 14 of the Building which is identified coloured yellow on the plan attached to this Agreement as Annexure 8 and marked UPS2 plan;

“UPS2 Works” means the works required to UPS2 (and any relevant associated infrastructure in the Building which for the avoidance of doubt includes works to UPS1) in order to achieve the bus bar riser separation which works are intended to form part of the Tenant’s Works;

“UPS2 Works Specification” means the description of the UPS2 Works contained in the UPS2 Works Specification which is annexed to this agreement at Appendix 2; and

“VAT” means value added tax as referred to in the Value Added Tax Act 1994.

1.2	Interpretation

In this Agreement, unless the context requires otherwise, any reference to:

(a)	a Clause or a Schedule is to a clause or a schedule to this Agreement and headings to the clauses and schedules of this Agreement do not affect its interpretation and are for guidance only;

(b)	an enactment includes any consolidation, re-enactment or modification of the same and any subordinate legislation in force under the same;

(c)	an indemnity given by the Tenant or the Guarantor is an indemnity given on a full indemnity basis against all losses, costs and expenses incurred by the Landlord and/or all demands, actions, proceedings and claims made against the Landlord;

(d)	the Landlord includes any superior landlord.

2.	LEASE CONSENT

2.1	Obligation to obtain Lease Consent

The Landlord shall as soon as practicable apply for and the Landlord and the Tenant shall (subject to the provisions of Clause 2.2) use reasonable endeavours to obtain as soon as practicable the Lease Consent in a form reasonably acceptable to the Landlord and the Tenant save that the Landlord will be under no obligation to obtain a declaration from the High Court (or such other appropriate court) that the Superior Landlord is unreasonably withholding the Lease Consent.

2.2	Tenant’s and Guarantor’s Obligations

(a)	In relation to the Lease Consent, the Tenant and the Guarantor shall:

(i)	promptly supply all references, accounts and other information as the Landlord or the Superior Landlord may reasonably require pursuant to the terms of the Superior Lease in connection with the application for the Lease Consent;

(ii)	comply with the Superior Landlord’s lawful and proper requirements in relation to the application for the Lease Consent pursuant to the terms of the Superior Lease;

(iii)	without limitation to Clause 2.2(a)(ii), if required by the Superior Landlord covenant (in a form reasonably acceptable to the Superior Landlord and Tenant) directly with the Superior Landlord to observe and perform the covenants on the part of the tenant in the Superior Lease insofar as the same relate to the Demised Premises (but not in respect of payment of rents); and

(iv)	subject to the provisions of this clause 2.4 of this Agreement sign or execute the Lease Consent within five Business Days of the engrossment of the same having been submitted to the Tenant’s Solicitors and then return it to the Landlord’s Solicitors unless the Landlord’s Solicitors direct otherwise in writing.

(b)	In relation to the Lease Consent the Landlord shall sign or execute the Lease Consent within five Business Days of the engrossment of the same having been submitted to the Landlord’s Solicitors and then return it to the Landlord’s Solicitors.

2.3	Termination

(a)	If the Lease Consent and/or the Licence for Alterations have not been obtained within 12 weeks after the date of this Agreement, subject to compliance with such parties respective obligations under this Agreement, either the Landlord or the Tenant may thereafter (but subject to Clause 2.3(c)) terminate this Agreement by serving written notice on the other.

(b)	In the event of termination of this Agreement pursuant to Clause 2.3(a) the Tenant shall cancel any registration of this Agreement and on request return any documents received from the Landlord to the Landlord’s Solicitors.

(c)	Once the Lease Consent and the Licence for Alterations have been obtained, the right to terminate this Agreement under Clause 2.3(a) shall cease.

2.4	Additional Rights

(a)	The Landlord and the Tenant shall use reasonable endeavours to obtain the Superior Landlord’s written approval to the Additional Rights as soon as reasonably practicable after the date of this Agreement.

(b)	Any amendments to the wording of the Additional Rights requested by or required as a consequence of amendments requested by the Superior Landlord shall require the consent of both the Landlord and the Tenant, in both cases such consent not to be unreasonably withheld.

(c)	The grant of the Additional Rights shall be documented in the Lease Consent.

(d)	The Tenant cannot be required to complete the Lease unless and until the Additional Rights are granted to the Tenant in a form acceptable to the Tenant acting reasonably.

2.5	Amendments to Lease Consent

The form of the Lease Consent agreed between the Landlord and the Tenant is attached to this Agreement as Annexure 13. The Landlord and the Tenant agree to make such amendments thereto as are requested by or required as a consequence of amendments requested by the Superior Landlord subject to such amendments being acceptable to the Landlord or the Tenant, as appropriate, acting reasonably.

3.	TENANT’S WORKS AND EARLY ACCESS

3.1	Landlord’s Approval of the Tenant’s Work Scope, UPS2 Works and Strip Out Specification and draft contracts

The Landlord confirms that it has prior to the date of this Agreement inspected and approved the Tenant’s Works Scope and Plans, UPS2 Works Specification and Strip Out Specification. The Landlord’s consent to the Tenant’s Works remains subject to the consent of the Superior Landlord for the Tenant’s Works and to the completion of the Licence for Alterations.

3.2	Detailed Tenant’s Works Scope and Plans and submission to the Superior Landlord

(a)

The Tenant shall as soon as practicable after the date of this Agreement prepare or cause to be prepared such additional plans drawings working drawings and specifications and other details of the UPS2 Works and any other works to the power distribution systems developed from, consistent with and expanding upon the preliminary description contained in the UPS2 Works Specification and in sufficient detail to enable the Superior Landlord and the

Landlord to determine the extent, nature and scope of the proposed UPS2 Works (“Detailed UPS2 Works Specification”).

(b)	As soon as the Detailed UPS2 Works Specification has been prepared in accordance with Clause 3.2(a), the Tenant shall submit the same in duplicate to the Landlord for approval by the Landlord (such approval not to be unreasonably withheld or delayed) and the Superior Landlord provided that the Landlord may in its absolute discretion withhold such approval where the works specified in such Detailed UPS2 Works Specification would cause a material detriment to the building systems in the Building or the structure of the Building.

(c)	If the Landlord and/or the Superior Landlord refuses approval in accordance with this Clause 3.2(b), the Landlord shall provide the Tenant with written reasons for such refusal and the Landlord shall use reasonable endeavours to procure the Superior Landlord provides the Tenant with written reasons for such refusal, then the Tenant shall procure the preparation of a revised Detailed UPS2 Works Specification (or the relevant part of the same) taking into account the Landlord’s and the Superior Landlord’s reasons for refusal and shall re-submit the same to the Landlord with a further request for approval and the procedure in Clauses 3.2(a), (b) and (c) shall be repeated until the Detailed UPS2 Works Specification is in such form as is approved by the Landlord and the Superior Landlord.

3.3	Contractors

(a)	For the purposes of Clause 3.8(a) the Landlord confirms that it approves the appointment of the persons listed in part 1A of Schedule 1.

(b)	For the purposes of Clause 3.8(b) the Landlord confirms that the Relevant Works Contracts and the Tenant’s Professional Team Appointment as provided to the Landlord and listed in Part 1B of Schedule 1 (List of approved Relevant Works Contracts) are approved.

3.4	Obligation to obtain the Licence for Alterations

(a)	The Landlord and the Tenant shall use reasonable endeavours to obtain the Licence for Alterations in a form which is reasonably acceptable to the Landlord and the Tenant save that the Landlord will be under no obligation to obtain a declaration from the High Court (or such other appropriate court) that the Superior Landlord is unreasonably withholding the Licence for Alterations.

(b)	If the Superior Landlord shall reasonably require any variation or amendment to the Tenant’s Works Scope and Plans, Strip Out Specification or UPS2 Works Specification such variation or amendment shall also require the written approval of the Landlord whose approval shall not be unreasonably withheld or delayed and which shall not be required where the Landlord’s consent is not required pursuant to the Lease.

3.5	Variations to the Tenant’s Works

(a)	The Tenant will not make any variations to the Tenant’s Works Scope and Plans, Strip Out Specification, UPS2 Works Specification and Detailed UPS2 Works Specification without the written consent of the Landlord and the Superior Landlord but (save where the Superior Landlord’s consent to the same is required under the terms of the Superior Lease) the Tenant may make variations without such consent:

(i)	if the variations are insubstantial or immaterial and of routine nature; or

(ii)	if either the materials specified in the Tenant’s Works Scope and Plans Strip Out Specification and UPS2 Works Specification are not readily available or cannot be obtained at a reasonable cost or if the building contractor under the Tenant’s Works Building Contract is entitled under such contract to substitute suitable alternative materials in which case the Tenant may substitute materials of equivalent or superior standard; or

(iii)	in order to comply with or to obtain any of the Necessary Consents; or

(iv)	in order to comply with the lawful requirements of any competent authority provided that prior to implementing such variations, the Tenant notifies the Landlord and the Superior Landlord in writing of the variations and as soon as reasonably practicable after such variations have been completed, gives the Landlord and the Superior Landlord full written details of such variations within a reasonable time.

(b)	The Landlord will provide its consent or refusal to any proposed variations under Clause 3.5(a) (with written reasons if required) within 10 Business Days of receipt of a complete package of the written notification of proposed variations from the Tenant.

(c)	The Landlord will promptly submit details of any variations to the Tenant’s Works Scope and Plans, Strip Out Specification, UPS2 Works Specification and/or Detailed UPS2 Works Specification requested by the Tenant to the Superior Landlord and the Landlord and the Tenant shall (at the Tenant’s cost in respect of any fees incurred by the Superior Landlord and/or the Landlord and which cost shall be reasonable and proper) use reasonable endeavours to obtain the written consent of the Superior Landlord to such variations as soon as reasonably practicable.

3.6	Landlord’s, Tenant’s and Guarantor’s Obligations

In relation to the Licence for Alterations:

(a)	the Tenant shall:

(i)	promptly supply any further details as the Superior Landlord may reasonably require pursuant to the terms of the Superior Lease in connection with the application for the Licence for Alterations;

(ii)	comply with the Superior Landlord’s lawful and proper requirements in relation to the application for the Licence for Alterations pursuant to the terms of the Superior Lease;

(iii)	sign or execute the Licence for Alterations within five Business Days of the engrossment of the same having been submitted to the Tenant’s Solicitors and then return it to the Landlord’s Solicitors unless the Landlord’s Solicitors direct otherwise in writing;

(iv)	if required by the Superior Landlord, procure the provision of the Letter of Opinion addressed to the Superior Landlord in respect of the Licence for Alterations on the date of completion of the Licence for Alterations; and

(v)	other than the Early Access Works not commence the Tenant’s Works until completion of the Licence for Alterations.

(b)	The Landlord shall:

(i)	promptly supply to the Superior Landlord any further details as the Tenant has supplied to the Landlord in connection with Clause 3.6(a)(i) of this Agreement;

(ii)	sign or execute the Licence for Alterations within five Business Days of the engrossment of the same having been submitted to the Landlord’s Solicitors and then return it to the Landlord’s Solicitors.

3.7	Method Statement

(a)	Prior to commencement of that element of the Tenant’s Works to which a method statement is to relate, the Tenant shall submit to the Landlord for and obtain the Landlord’s approval (such approval not to be unreasonably withheld or delayed) to the method statement (the “Method Statement” and relevant Method Statement shall be construed accordingly) and the Landlord shall submit the same to the Superior Landlord for the Superior Landlord’s approval, which Method Statement shall contain the following information insofar as it is reasonably necessary and practicable for the same to be included:

(i)	details of the Tenant’s Professional Team for the design and carrying out of the Tenant’s Works;

(ii)	details of the manner in which the Tenant will structure the responsibilities of the Tenant’s Professional Team, the Tenant’s Works Contractor and the Relevant Works’ Contractor and subcontractors engaged in connection with the carrying of the Tenant’s Works;

(iii)	details of the proposed construction schedule for the Tenant’s Works;

(iv)	proposal for the liaison, coordination and cooperation between the Landlord and the Tenant’s Professional Team, the Tenant’s Works Contractor and the Relevant Works’ Contractor and subcontractors;

(v)	names, addresses and telephone numbers of two persons who are contactable 24 hours a day in connection with any matter arising from the Tenant’s Works;

(vi)	proposals for the dates and times of delivery to the Demised Premises of materials and equipment intended for incorporation and use in the Tenant’s Works;

(vii)	proposals for the storage of the materials and equipment intended for incorporation in the Tenant’s Works;

(viii)	proposals for the method by which (on a regular basis) separately materials, refuse and rubbish of the Tenant, its contractors, servants and agents are to be removed;

(ix)	proposals for minimising dust, grit and noise during the carrying out of the Tenant’s Works

(b)	The Tenant shall promptly notify the Landlord in writing (and of which the Landlord shall promptly notify the Superior Landlord in writing) of any material changes to the Tenant’s construction schedule for the carrying out of the Tenant’s Works as approved as part of the relevant Method Statement.

3.8	Tenant’s Professional Team and Tenant’s Relevant Works Contractor(s)

(a)	The Tenant shall obtain the Landlord’s and the Superior Landlord’s approval (such approval not to be unreasonably withheld or delayed in respect of the Landlord) for each member of the Tenant’s Professional Team whose duties will relate in whole or in part to the Relevant Works and the Relevant Works Contractors before such persons are appointed.

(b)	The Tenant shall obtain the Landlord’s and Superior Landlord’s approval (such approval not to be unreasonably withheld or delayed in respect of the Landlord) to each of the Tenant’s Professional Team Appointments and the Relevant Works Contract.

(c)	The Tenant shall procure the execution and delivery to the Landlord and the Superior Landlord, as soon as reasonably practicable after completion of the Tenant’s Works, of a collateral duty of care warranty in the form attached at Appendix 9 to this Agreement or with such amendments to that form as are approved by the Landlord and the Superior Landlord, such approval not to be unreasonably withheld or delayed, from:

(i)	the Relevant Works’ Contractor undertaking the Relevant Works and, if the Relevant Works’ Contractor is not responsible for their design, any sub-contractor with design responsibility in respect of the Relevant Works;

(ii)	each member of the Tenant’s Professional Team in respect of the Relevant Works save for those marked with a “*” in Part 1A of Schedule 1.

3.9	Ancillary matters

During the carrying out of the Tenant’s Works the Tenant shall:

(a)	take such precautions at all times and at its own cost as the Superior Landlord, the Landlord and its or their insurers or any of them may reasonably require for the protection of the Building from the effect of the Tenant’s Works;

(b)	use only the contractors’ entrances, lifts, stairways, routes and exits as shall be designated from time to time by or on behalf of the Superior Landlord and/or the Landlord (who shall act reasonably and the Landlord shall use reasonable endeavours to procure that the Superior Landlord acts reasonably) who shall be obliged to make or procure such designations;

(c)	procure that the Tenant’s Works Contractor, its agents, advisors and work people shall at all times comply with the relevant Method Statement (as amended, updated and revised from time to time);

(d)	otherwise comply with such other reasonable requirements of the Landlord and/or the Superior Landlord;

and the Tenant shall:

(e)	ensure that the Tenant’s Works Contractor takes out and maintains a policy or policies of employer’s liability insurance in respect of claims for personal injury to or the death of any employee of the Tenant’s Works Contractor arising out of and in the course of such person’s employment which complies with all relevant legislation;

(f)	take out and maintain a policy or policies of employer’s liability insurance in respect of claims for personal injury to or the death of any employee of the Tenant arising out of and in the course of such person’s employment which complies with all relevant legislation;

(g)	ensure there is in place a policy or policies of insurance for the full cost of reinstatement of the Tenant’s Works until the Tenant’s Works reach practical completion such insurances being accordance with and subject to the terms and conditions of the Tenant’s Works Contract;

(h)

ensure that there is in place a policy or policies of public liability insurance in respect of claims arising out of the Tenant’s Liability or the Tenant’s Works Contractor’s liability for any expense, liability, loss, claim or proceedings in respect of any loss, injury or damage to the Building and Landlord’s contents and in respect of personal injury or the death of any person (except in relation to claims for personal injury to or the death of any employee of the Tenant or Tenant’s Works Contractor arising out of and in the course of such person’s employment) arising out of or in the course of or by reason of the carrying out of the Tenant’s Works and to the extent that the same is due to any negligence, breach of statutory duty, omission or default of the Tenant or the Tenant’s Works Contractor for a sum of not less than £155,600,000 (one hundred and fifty five million six hundred thousand pounds) for any one occurrence or series of occurrences arising out of one event (except in relation to claims arising out of pollution and contamination to which an aggregate limit of £200,000,000 applies) until such time as the notice of completion of making good is issued under the Tenant’s Works Contract;

(i)	in respect of the insurances referred to under Clauses 3.9(e), (f), (g) and (h):

(i)	produce to the Landlord whenever reasonably required and in any event prior to commencement of the Tenant’s Works reasonable written evidence that the insurance cover is in place;

(ii)	ensure that such insurances shall be with a well established office or underwriter of repute in the European Union;

(iii)	ensure that such insurances contain no unusual or onerous exclusions, deductibles or excesses.

3.10	Superior Landlord’s costs

The Tenant shall indemnify the Landlord against any costs and value added tax properly and reasonably incurred by the Superior Landlord in connection with the grant of the Licence for Alterations including (but not limited to) approving the plans and specifications in and entering into the Licence for Alterations and shall be responsible for the payment of such costs to the Superior Landlord prior to completion of the Licence for Alterations.

3.11	Documents to be provided by the Tenant

Within one month after completion of the Tenant’s Works, the Tenant shall deliver to the Landlord (at its own cost):

(a)	two complete sets of the final “as built” scaled drawings of the Tenant’s Works and one set of DXF files on computer disk;

(b)	a complete reproducible set of electronic “as-built” scaled drawings of the mechanical, electrical and other installations and services of the Tenant’s Works, and one set of DXF files ; and

(c)	one copy of the proposed entries in the Health & Safety File for the Demised Premises in respect of the Tenant’s Works.

3.12	CDM Regulations

The Tenant shall itself and shall procure that the members of the Tenant’s Professional Team comply with the CDM Regulations and the Tenant shall execute and deliver to the Health & Safety Executive, a declaration in accordance with paragraph 4(4) of the CDM Regulations that it will act as the client in respect of the Tenant’s Works for the purposes of the CDM Regulations.

3.13	Commissioning Requirements

(a)	The Tenant will give the Landlord and Superior Landlord no less than 10 Business Days notice of its intention to commence the UPS2 Works so that the UPS1 and UPS2 can be tested by the Tenant in such manner as the Landlord and Superior Landlord may reasonably require to ensure the UPS1 and UPS2 are in order so that the Tenant can carry out the UPS2 Works in accordance with the Licence for Alterations.

(b)	Following completion of the UPS2 Works the Tenant will give the Landlord and Superior Landlord no less than 10 Business Days notice of its intention to demonstrate the modified UPS1 and UPS2 are in good working order which will (for the avoidance of doubt) include an obligation for the Tenant to co-ordinate a supply failure to the UPS1 and UPS2 and provide the necessary load (which load shall be as reasonably required by the Tenant) to the Landlord and Superior Landlord’s approval. If following such demonstration the UPS1 and UPS2 are not in good working order in the Superior Landlord’s absolute opinion this procedure shall be repeated as often as is necessary until the Superior Landlord is satisfied.

(c)	During the carrying out of the UPS2 Works the Landlord and the Superior Landlord shall inspect the UPS2 Works on reasonable notice in order to inspect the quality and compliance of the installation of the UPS2 Works against the Detailed UPS2 Works Specification and other plans and specifications approved pursuant to Clause 3.2. The Landlord shall not make representations nor give instructions directly to the Relevant Works Contractor or member of the Tenant’s Professional Team (including any sub-contractor) carrying out the UPS2 Works.

(d)	The Tenant will give the Landlord and the Superior Landlord no less than 10 Business Days’ notice of completion of:

(i)	the cooling systems;

(ii)	the life safety systems (including the fire suppression fire alarms and sprinkler systems)

in order for such systems to be fully re-commissioned by the Tenant to the Landlord’s and Superior Landlord’s satisfaction.

(e)	In respect of the cooling systems the Tenant is to demonstrate to the Landlord that the chilled water flow rates do not exceed the total allowance of 1400kW based on the commissioned flow rates across floors 1 to 4 of the Demised Premises of 55.93kg/s.

(f)	The Tenant is to demonstrate to the Landlord’s and Superior Landlord’s approval that the life safety systems interface correctly with the base build installation.

(g)	The testing and re-commissioning in Clauses 3.13(e) and 3.13(f) shall be repeated as often as is necessary in order for the Landlord and the Superior

Landlord to confirm the elements of the Tenant’s Works referred to in this Clause 3.13 have been carried out in accordance with the Licence for Alterations.

3.14	Early access

(a)	The Landlord grants licence to the Tenant to enter the Demised Premises for the purpose only of enabling the Tenant to carry out and complete the Early Access Works (but not any other works) provided that the Tenant provides sufficient evidence to the Landlord that the Tenant has complied with its obligations in respect of insurance in accordance with Clause 3.9.

(b)	The Tenant may but shall not be obliged to commence the Early Access Works prior to completion of the Licence for Alterations and shall not carry out the Early Access Works until it has received the Landlord’s approval of the relevant Method Statement. If in compliance with this Clause 3.14, the Tenant commences the Early Access Works prior to completion of the Licence for Alterations, the Tenant shall cause the same to be carried out and completed:

(i)	at its own expense;

(ii)	with due diligence and without delay;

(iii)	in a good and workmanlike manner using sound materials of good quality;

(iv)	by the Tenant’s Works Contractor and/or the Tenant’s Professional Team and their subcontractor agents and employees;

(v)	in accordance with good design practice;

(vi)	in accordance with the Tenant’s Works Scope and Plans and/or Strip Out Specification insofar as they relate to the Early Access Works;

(vii)	in compliance with all Necessary Consents relating to the Early Access Works, which the Tenant will apply for and use reasonable endeavours to obtain;

(viii)	in compliance with the Construction (Design and Management) Regulations 2007; and

(ix)	in compliance with the relevant Method Statement.

(c)	In relation to the carrying out of the Early Access Works the Landlord will permit such entry on the same terms as Clause 3.14(b) to:

(i)	the Tenant’s Works Contractor and such contractor’s sub-contractors, agents and employees; and

(ii)	the Tenant’s Professional Team,

such licence including permission to bring onto the Demised Premises such plant, equipment and materials as are required for such purpose.

(d)	The licence so granted does not confer on the Tenant or any other person any estate, right, title or interest in the Demised Premises.

(e)	In exercising its rights granted under the licence in this Clause 3.14 the Tenant covenants with the Landlord that:

(i)	it will not do or omit to do anything on the Demised Premises or the Building which conflicts with or breaches any statutory requirement; and

(ii)	it will not do or omit to do anything on or at the Demised Premises or the Building which might make void or voidable any insurance policy which has been disclosed to the Tenant affecting the Demised Premises or the Building.

(f)	The Tenant acknowledges that the Demised Premises and the access to the Demised Premises are not secure and the Landlord will have no liability should any unauthorised person obtain access to the Demised Premises.

(g)	Any works which the Tenant or the Tenant’s Works Contractor(s) carry out to the Demised Premises pursuant to this Clause 3.14 will be at the Tenant’s sole risk, and will be carried out strictly in accordance with the terms of Clause 3.14.

(h)	The Tenant will indemnify the Landlord and keep the Landlord indemnified against all liability for injury to persons or damage to the Demised Premises and/or the Building and against all losses, claims, demands, actions, proceedings, damages, costs, expenses or other liability whatsoever arising in any way directly or indirectly from:

(i)	the provisions of this Clause 3.14; or

(ii)	from the Early Access Works; or

(iii)	any breach by the Tenant of the provisions of this Clause 3.14.

(i)	The licence granted to the Tenant shall terminate on the earlier of the following:

(i)	the date of determination of this Agreement;

(ii)	the date of the completion of the Lease; and

(iii)	the occurrence of a Tenant’s Default which has been notified in writing to the Tenant and which has not been remedied to the reasonable satisfaction of the Landlord within a reasonable period bearing in mind the nature of the Tenant’s Default.

(j)	On the termination of the licence granted to it pursuant to this Clause 3.14 (save in the circumstances set out in Clause 3.14(i)(ii):

(i)	the Tenant will vacate and remove from the Demised Premises its own effects and those belonging to the Tenant’s contractors, agents and invitees; and

(ii)	remove from the Demised Premises the materials and equipment used to effect the Early Access Works; and

(iii)	reinstate the Demised Premises to the condition they were in on the date the Tenant entered the Demised Premises pursuant to the licence set out in this Clause 3.14 to the Landlord’s reasonable satisfaction.

(k)	Whilst the licence granted to the Tenant pursuant to this Clause 3.14 subsists (whether or not entry is actually taken by the Tenant) the Tenant shall be liable to observe and perform the same obligations as are imposed by the covenants and the conditions to be contained in the Lease:

(i)	as if the Lease had been granted on the day the licence referred to in Clause 3.14(a) took effect; and

(ii)	provided that sums due from the Tenant to the Landlord shall be paid and accepted by way of licence fee.

3.15	Amendments to Licence for Alterations

The form of the Licence for Alterations agreed between the Landlord and the Tenant is attached to this Agreement as Annexure 14. The Landlord and the Tenant agree to make such amendments thereto as are requested by or required as a consequence of amendments requested by the Superior Landlord subject to such amendments being acceptable to the Landlord or the Tenant, as appropriate, acting reasonably.

4.	DOCUMENTS AND TENANT WARRANTIES

4.1	Documents

To the extent such documents have not been provided prior to the date of this Agreement the Landlord shall as soon as reasonably practicable and in any event on or before the Contractual Completion Date deliver up to the Tenant in respect of the Demised Premises copies of:

(a)	the relevant Health and Safety File;

(b)	any product warranties, guarantees and manuals, including any test certificates and operation and maintenance manuals; and

(c)	as-built drawings and specifications in respect of the Base Build.

4.2	Tenant Warranties

(a)	The Landlord will use reasonable endeavours to procure that CW procure the grant of the Tenant Warranties to the Tenant within six months of the date of this Agreement.

(b)	In the event CW do not or are not able to procure the grant of all of the Tenant Warranties within six months of the date of this Agreement then the Landlord will use reasonable endeavours to procure that CW enters into the Tenant’s Defect Deed with the Tenant as soon as reasonably practicable.

(c)	Subject to clause 4.2 (d) the Landlord will indemnify and keep indemnified the Tenant against any and all Tenant’s Costs the Tenant incurs only to the extent that such Tenant’s Costs would have been recoverable by the Tenant under the Tenant Warranties had the Tenant Warranties been granted in favour of the Tenant in accordance with Clause 4.2(a) but which have not been so granted. For the avoidance of doubt, the Landlord is not obliged to indemnify and will not indemnify the Tenant any Tenant’s Costs which would have been recoverable by the Tenant under the Tenant Warranties had it not been for a limit or exclusion of liability in the Tenant Warranties.

(d)	On the earlier of:

(i)	six months from the date of this Agreement; and

(ii)	the grant of the last of the Tenant Warranties to the Tenant the indemnity from the Landlord to the Tenant in Clause 4.2(c) shall cease to have effect save in respect of any claim which has been made but not finally settled.

5.	GRANT OF LEASE, CAR PARKING AGREEMENT AND LICENCE FOR ALTERATIONS

5.1	To grant the Lease and Car Parking Agreement

Subject to the provisions of Clause 2 (Lease Consent) and Clause 6 (Completion), the Landlord shall grant the Lease and the Car Parking Agreement and the Tenant and the Guarantor shall accept and execute a counterpart of the Lease and the Car Parking Agreement for the Term.

5.2	To grant the Licence for Alterations

Subject to the provisions of Clause 3 (Tenant’s Works) and Clause 6 (Completion), the Landlord, the Tenant and the Guarantor shall enter into the Licence for Alterations.

5.3	Form of the Lease and the Car Parking Agreement

Engrossments of the Lease and the Car Parking Agreement and the counterpart of each will be prepared by the Landlord’s Solicitors and delivered to the Tenant’s Solicitors not less than five Business Days prior to the Contractual Completion Date.

6.	COMPLETION

6.1	Completion date

The grant of the Lease and the Car Parking Agreement shall be completed at the offices of the Landlord’s Solicitors on the Contractual Completion Date simultaneously with the provision and unconditional release to the Landlord of the Letter of Credit and the Letter of Opinion. No party shall be obliged to complete the documents referred to in this Clause 6.1 unless and until all parties are ready, willing and able to complete all such documents, to provide and unconditionally release the Letter of Credit and the Letter of Opinion on the same day and at the same time, until the Lease Consent and the Licence for Alterations have been granted and the provisions of clause 6.4 has been complied with.

6.2	Payment of Initial Rent, Relevant Service Charge Percentage, Insurance and Licence Fee

(a)	Subject to the Lease and the Car Parking Agreement having been completed, the Initial Rent shall commence to be payable by the Tenant from the Rent Commencement Date whether or not the Tenant shall then have entered into occupation or taken possession of the Demised Premises.

(b)	The Licence Fee, the Relevant Service Charge Percentage, the contribution towards the costs of insurance pursuant to Clause 3.3 of the Lease and the Car Parking Agreement and the Car Parking Service Charge Percentage (“Sums Due”) shall each commence to be payable on the Date of Actual Completion (or if earlier on the date of actual occupation of the Demised Premises by the Tenant) and apportioned in accordance with Clause 6.2(c) whether or not the Tenant shall then have entered into occupation or taken possession of the Demised Premises and/or commenced use of the car parking spaces.

(c)	Apportionment of the sums referred to in Clause 6.2(b) above shall be calculated on a daily basis using the following formula:

A	x	B
365

where:

A = the Sums Due referred to above in Clause 6.2(b)

B = the number of days in the period commencing on the Date of Actual Completion (or the date of actual occupation if earlier) and expiring the day before the following quarter day.

6.3	Contribution

On the Date of Actual Completion the Landlord will pay to the Tenant the Contribution. The Landlord and the Tenant categorise such payment as an inducement to the Tenant to take the Lease and therefore not within the scope of Value Added Tax.

6.4	Opinion Letters

(a)	The Tenant shall procure the provision to the Landlord on completion of (each of if completed on different days) the Car Parking Agreement, the Lease, the Licence for Alterations and the Lease Consent of a Letter of Opinion from Sullivan & Cromwell LLP addressed to the Landlord, and the Landlord shall not be obliged to complete the Lease and/or the Car Parking Agreement and/or the Licence for Alterations and/or the Lease Consent unless and until the Tenant has complied with the provisions of this Clause 6.4. If required by the Superior Landlord, the Tenant shall procure the Letter of Opinion is also addressed to the Superior Landlord on completion of each of the Licence for Alterations and the Lease Consent.

(b)	The Landlord shall procure the provision to the Tenant on the Completion Date of (each of if completed on different days) the Licence for Alterations and the Lease Consent of the Appleby Letter of Opinion addressed to the Tenant and the Landlord and the Guarantor and the Tenant shall not be obliged to complete the Lease Consent and/or the Licence for Alterations unless and until the Landlord has complied with the provision of this Clause 6.4.

7.	LETTER OF CREDIT

7.1	Delivery of Letter of Credit

On the Date of Actual Completion, the Tenant will procure the delivery to the Landlord of and shall at all times maintain during the Term (subject to Clause 7.6) a Letter of Credit or a Replacement Letter of Credit as security for the performance and observance by the Tenant of the obligations in the Lease and the Car Parking Agreement in respect of the Liabilities. The Letter of Credit to be delivered to the Landlord on the Date of Actual Completion shall (unless otherwise agreed by the Landlord and the Tenant) be issued by the Bank of New York Mellon.

7.2	Issuing Bank

The Issuing Bank for the Letter of Credit (or any Replacement Letter of Credit) shall be either:

(a)	the Bank of New York Mellon ; or

(b)	such replacement financial institution of similar financial standing to the Bank of New York Mellon at the date of grant of the Lease as may be agreed upon by the Landlord and the Tenant from time to time each acting reasonably pursuant to Clause 7.3;

(the “Issuing Bank”).

7.3	Replacement Letter of Credit

If at any time during the Term the Tenant wishes to replace the Letter of Credit from the Bank of New York Mellon or any Replacement Letter of Credit with a Replacement Letter of Credit or further Replacement Letter of Credit, the Tenant may submit such request in writing to the Landlord specifying the identity of the Issuing Bank the Tenant proposes as Issuing Bank to provide such Replacement Letter of Credit. If the Landlord approves such proposed Issuing Bank then if the Tenant wishes to proceed with such replacement the Tenant shall procure the provision to the Landlord of the Replacement Letter of Credit from such approved Issuing Bank. Subject to the Landlord receiving such Replacement Letter of Credit, the Landlord shall promptly following receipt of the same deliver to the Bank of New York Mellon or the Issuing Bank in respect of the Replacement Letter of Credit (as appropriate) the Landlord’s written authorisation to release the Letter of Credit issued by Bank of New York Mellon or the Issuing Bank in respect of the Replacement Letter of Credit (as appropriate).

7.4	Withdrawals

(a)	The Landlord may, but shall not be required to, at any time during the period for which the Letter of Credit (or any Replacement Letter of Credit) subsists draw and retain the Relevant Proportion if the Landlord has not received payment of the corresponding Liability by the date of expiry of the relevant grace period pursuant to the Lease or the Car Parking Agreement (as the case may be).

(b)	If the Landlord draws a Relevant Proportion or all of the proceeds of the Letter of Credit or any Replacement Letter of Credit, the Tenant shall promptly following demand restore the amount so drawn by delivering an additional Letter of Credit or new Replacement Letter of Credit to the Landlord so that, at all times (subject to clause 7.6) the Landlord has the benefit of a Replacement Letter of Credit or Letters of Credit which are in total in the amount of the Security Deposit.

7.5	Disposals

(a)

If the Landlord shall dispose of an interest immediately reversionary to the Lease the Landlord shall, without the consent of either the Issuing Bank or the Tenant, and unless the obligation on the Tenant to procure a Letter of Credit or Replacement Letter of Credit has been released, simultaneously transfer the Letter of Credit or Replacement Letter of Credit or any part(s) of the Letter of Credit or Replacement Letter of Credit to which the Landlord is entitled, to the purchaser, transferee or lessee in accordance with the terms of the Letter of Credit or Replacement Letter of Credit (as the case may be). On the date of such disposal and subject to compliance with Clause 7.5(c) the Landlord shall be released by the Tenant from all future liability in respect of the Letter of Credit or Replacement Letter of Credit but not in respect of any antecedent breach of covenant in respect of the provisions in the Letter of Credit or Replacement Letter of Credit or in this Clause 7 of this Agreement. The provisions of the preceding sentences of this Clause 7.5(a) shall apply mutatis mutandis to every subsequent sale, transfer or leasing of an interest immediately reversionary to the Lease, and any successor in title of the Landlord shall and unless the obligation on the Tenant to procure a Letter of Credit or Replacement Letter of Credit has been released, upon any subsequent disposal, whether in whole or in part, pay over any unapplied part of the security drawn down to any purchaser, transferee or lessee of any interest immediately reversionary to the Lease and on the date of such disposal and subject to compliance with Clause 7.5(c) shall be relieved of all future liability with respect thereto but not in respect of any antecedent breach of covenant in respect of the provisions in the Letter of Credit or Replacement Letter of Credit or in this Clause 7 of this Agreement.

(b)	Within 10 clear Business Days after the date of the disposal pursuant to Clause 7.5(a) the Landlord will give written notice of the disposal to the Tenant.

(c)	Following a disposal pursuant to Clause 7.5(a), the Landlord shall have no further liability (save in respect of any antecedent breach of the obligations and covenants on the part of the Landlord in this clause 7) to the Tenant under the provisions of Clause 7 of this Agreement after the later of:

(i)	the date of such disposal; and

(ii)	the Landlord procuring the delivery to the Tenant of a direct deed of covenant with the Tenant from the transferee, purchaser or lessee of the Landlord’s interest under Clause 7.5 (the “Transferee”) in which the Transferee covenants for the benefit of the Tenant (whether or not the Tenant is a party to the deed in which the covenant is given) to observe and perform the obligations of the Landlord in this Clause 7.

(d)	The Landlord shall use reasonable endeavours to procure that as soon as reasonably practicable after the date of the disposal pursuant to Clause 7.5 (a) the delivery to the Tenant of the deed containing such covenants.

(e)	Simultaneously with a disposal pursuant to Clause 7.5(a) any part of any balance drawn down pursuant to the Letter of Credit or Replacement Letter of Credit by the Landlord in satisfaction of a Liability which relates to the period after the date of such disposal shall be transferred to the Transferee. The Landlord shall not be required to transfer any part of any such drawn down balance which relates to the period prior to the date of such disposal

(f)	Except in connection with any lawful assignment of the Lease with the consent of the Landlord, the Tenant shall not, and shall not agree to, assign, transfer or otherwise encumber or attempt to assign, transfer or otherwise encumber the Letter of Credit and neither Landlord nor its successors in title and assigns shall be bound by any such assignment, transfer or encumbrance, attempted assignment, attempted transfer or attempted encumbrance.

7.6	Release

(a)	The Tenant may request that the Landlord deliver to the Issuing Bank its written authorisation to release the Letter of Credit and/or any Replacement Letter of Credit provided that the Landlord shall only be obliged to authorise the release of the Letter of Credit and/or any Replacement Letter of Credit if:

(i)	at the Assessment Date there is no subsisting Tenant’s Default; and

(ii)	the Tenant has produced written evidence to the Landlord which demonstrates that the Net Profits of the Tenant exceed for each year of the Assessment Period three times the Base Figure and if the Tenant’s last financial year prior to the Assessment Date ended more than six months before the Assessment Date, the Tenant shall also have provided to the Landlord management accounts for the period from the end of the last such financial year to the Assessment Date which in the Landlord’s reasonable opinion show no adverse changes in the Tenant’s position compared to the position shown by the Tenant’s audited accounts for the preceding year of the Assessment Period.

(b)	Provided the criteria set down in both Clauses 7.6(a)(i) and 7.6(a)(ii) have been met and satisfied then the Landlord shall promptly following receipt of the Tenant’s written request under Clause 7.6(a) and provision of the written evidence and accounts referred to in Clause 7.6(a)(ii) deliver to the Issuing Bank the Landlord’s written authorisation to release the Letter of Credit and/or Replacement Letter of Credit (as appropriate).

(c)	Simultaneously with the delivery to the Issuing Bank of the authorisation to release the Letter of Credit and/or Replacement Letter of Credit (as appropriate) pursuant to Clause 7.6(b):

(i)	the Landlord shall deliver the original Letter of Credit and/or Replacement Letter of Credit (as appropriate) to the Tenant; and

(ii)	the Tenant shall be released from all future obligations in this Clause 7 but not in respect of any antecedent breach of the obligations and covenants on the part of the Tenant in this Clause 7.

(d)	The release of the Letter of Credit and/or any Replacement Letter of Credit does not affect the rights of either party against the other which have accrued.

7.7	Increase in Rents

If at any time during the Term the Initial Rent and/or the Licence Fee increases pursuant to the Lease and/or the Car Parking Agreement (as the case may be) (the “Increase”) immediately following each such Increase taking effect under the Lease and/or the Car Parking Agreement (as the case may be) the Security Deposit shall be deemed to be the amount equal to the sum of the Security Deposit immediately prior to the date such Increase took effect plus an amount equal to the Increase and the Tenant shall deliver to the Landlord as soon as reasonably practicable thereafter:

(a)	an amended Letter of Credit, amending the existing Letter of Credit then held by Landlord; or

(b)	a Replacement Letter of Credit in place of the Letter of Credit then held by Landlord; or

(c)	a Replacement Letter of Credit which is in addition to the Letter of Credit then held by Landlord in all cases so that with effect from the date occurring 14 days after the date such Increase takes effect under the Lease and/or the Car Parking Agreement (as the case may be) the Landlord has the benefit of either a single Letter of Credit and/or Replacement Letters of Credit which, taken together, are, in the amount of the increased Security Deposit.

7.8	Rights of re-entry

The Tenant acknowledges that the Landlord’s rights of re-entry contained in the Lease shall be exercisable upon any breach by the Tenant of any covenant or obligation on the part of the Tenant contained in this Clause 7. The exercise by the Landlord of its rights and remedies under this Agreement shall be without prejudice to any rights and remedies of the Landlord under the terms of the Lease.

8.	DEFECTS LIABILITY PERIOD

(a)	Notwithstanding the grant of the Lease the Landlord will use reasonable endeavours to procure that the Developer (as defined in the Agreement for Superior Lease) remedies any Snagging Items which remain to be remedied in accordance with the provisions of the Agreement for Superior Lease save to the extent that any such Snagging Items relate to any part of the Fitting Out Works (as that expression is defined in the Agreement for Superior Lease) which is to be removed as part of the Strip Out Works.

(b)	The Landlord will use reasonable endeavours to procure that the Developer complies with the provisions of Clauses 17.2 and 17.3 of the Agreement for Superior Lease.

(c)	In respect of the Demised Premises only the Tenant shall promptly after becoming aware of the same notify the Landlord of all Defects in the Base Building Works and the Defects in the Fitting Out Works (the “Defects”) (as both terms are defined in the Agreement for Superior Lease) in accordance with the provisions of the Agreement for Superior Lease and within the periods set out in Clauses 1.42 and 1.43 respectively of the Agreement for Superior Lease.

(d)	As soon as reasonably practicable following written receipt of details of the Defects from the Tenant in accordance with Clause 8(c) of this Agreement the Landlord will provide such information to the Developer.

(e)	The Tenant shall permit access to the Developer and/or the Developer’s Contracting Team (as that expression is defined in the Agreement for Superior Lease) to the Demised Premises in accordance with Clause 17.4 of the Agreement for Superior Lease. The Landlord will use reasonable endeavours to procure that the Tenant is given reasonable written notice of such entry and shall consult with the Tenant regarding timing of entry.

(f)	The Landlord shall provide the Tenant with a copy of the certificate of making good defects issued pursuant to the Agreement for Superior Lease as soon as reasonably practicable following receipt of the same by the Landlord.

9.	CAPACITY AND COVENANTS FOR TITLE

9.1	Covenants for title

The Landlord grants the Lease with full title guarantee with the modifications set out below.

9.2	s2(1)(b)

s2(1)(b) 1994 Act shall apply as if the words “will at the cost of the person to whom the disposition is made” were substituted for the words “will at its own cost”.

9.3	s6(2)(a)

For the purposes of s6(2)(a) 1994 Act all matters at the date of this Agreement recorded in registers open to public inspection are to be considered within the actual knowledge of the Tenant.

10.	TITLE

10.1	Deduction of Title

Title having been deduced to the Tenant’s Solicitors, the Tenant is deemed to accept the grant of the Lease and the Car Parking Agreement with full knowledge of the Title and with notice of any matter contained or referred to therein. The Tenant shall not raise any requisitions or enquiries in respect of the Title save for requisitions on title and save for matters revealed by the Tenant’s pre completion searches at the Land Registry or Companies House following the date of this Agreement.

10.2	Incumbrances

The Demised Premises are let subject to and, if applicable, with the benefit of the Incumbrances.

10.3	Matters affecting the Demised Premises

The Demised Premises are let subject to such of the following matters as relate to the Demised Premises:

(a)	all local land charges, whether registered or not before the date of this Agreement, and all matters capable of registration as local land charges;

(b)	all notices served and orders, demands, proposals or requirements made by any local, public or other competent authority, whether before or after the date of this Agreement;

(c)	all unregistered interests which override registered dispositions as defined by Schedule 3 of the Land Registration Act 2002 and any interest preserved by the transitional provisions of Schedule 12 of the Land Registration Act 2002 Act to the extent and for so long as any interest is so preserved; and

(d)	all actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements or other matters arising under any town and country planning or highways legislation and the Tenant, having or being deemed to have notice of all such matters, shall not be entitled to raise any requisition or objection to them.

11.	VACANT POSSESSION

The Demised Premises are let with vacant possession on completion.

12.	STANDARD CONDITIONS OF SALE

The Standard Conditions form part of this Agreement so far as they are applicable to a sale by private treaty and are not inconsistent with the other terms of this Agreement save that:

(a)	“contract rate” means an annual rate of 3% above the base lending rate of The Royal Bank of Scotland plc for the time being in force calculated on a daily basis;

(b)	Standard Conditions 3.1.3, 6.1.2, 6.4.2 and 6.6.2 do not apply;

(c)	Standard Condition 1.1.3(b) is deleted and replaced by the following:

“in the case of the seller, even though a mortgage or charge (except one to which the sale is expressly subject) remains secured on the property, if the property would have been capable of being discharged from it at the time at which the notice is served”;

(d)	in Standard Conditions 1.3.5(b), 1.3.7(a) and 1.3.7(b) the references to 4.00 p.m. are deleted and a reference to 5.00 p.m. is substituted therefor, and the following further provision is added to Standard Condition 1.3.7:

“(f) by hand: on delivery.”;

(e)	Standard Conditions 1.3.5(a), 1.3.5(c), 1.3.7.(c) and 1.3.7.(e) shall be deleted and the following shall be added as Standard Condition 1.3.9:

“Service of notice through document exchange or by email shall not be a valid method of service under this Agreement.”;

(f)	in Standard Condition 7.1.2(a) the word “reasonably” shall be inserted after “do everything”;

(g)	Standard Condition 8.3 shall not apply to uniform business rates, sewerage rates and water rates;

(h)	in Standard Condition 8.3.2 the words “or the seller exercises its option in Condition 9.3.4” shall be deleted;

(i)	in Standard Condition 8.4 the words:

“(d)	any other sums payable upon completion in accordance with this Agreement”;

are added at the end;

(j)	in Standard Condition 9.1.1 the words “the negotiations leading to it” shall be deleted and there shall be substituted the words “a written reply by the seller’s conveyancers to a written enquiry by the buyer’s conveyancers”;

(k)	Standard Condition 9.3.4 shall be deleted and replaced by the following:

“The seller shall be entitled to income from the property as well as compensation under Condition 9.3.1”;

(l)	for the purposes of Standard Condition 10.3.1(b) any “consent” must be given by deed;

(m)	for the purposes of Standard Condition 2.2 no deposit is payable,

13.	DETERMINATION

13.1	Tenant’s Default

Following the happening of a Tenant’s Default, the Landlord shall be entitled to determine this Agreement by written notice to the Tenant if such default is not remedied by the Tenant within 10 Business Days of receipt of notice of the default from the Landlord, unless such default is incapable of remedy. Upon the service of such notice this Agreement and the right of the Tenant to the grant of the Lease will determine. Any such determination shall be without prejudice to any right of action or other remedy of either party in respect of any antecedent breach by the other of any of the provisions of this Agreement.

13.2	Cancellation of notice

In the event of determination of this Agreement the Tenant shall procure the cancellation of any entries relating to this Agreement in any register.

14.	GUARANTOR’S COVENANTS

14.1	Indemnity by Guarantor

The Guarantor hereby covenants with the Landlord as a primary obligation that the Tenant or the Guarantor shall at all times duly perform and observe all the covenants on the part of the Tenant contained in this Agreement and the Guarantor shall indemnify and keep indemnified the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations.

14.2	Guarantor jointly and severally liable with Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Agreement and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Agreement.

14.3	Waiver by Guarantor

The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

14.4	Postponement of claims by Guarantor against Tenant

The Guarantor hereby further covenants with the Landlord that the Guarantor shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall to the extent there are moneys due and owing to the Landlord by the Tenant remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and to the extent aforesaid shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

14.5	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Agreement or to stand in the place of the Landlord or the Management Company in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Agreement have been performed or discharged.

14.6	No release of Guarantor

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Guarantor under this Agreement:

(a)	any neglect delay or forbearance of the Landlord in endeavouring to enforce the performance or observance of any of the obligations of the Tenant under this Agreement;

(b)	any extension of time given by the Landlord to the Tenant;

(c)	any variation of the terms of this Agreement or the transfer of the Landlord’s reversion;

(d)	any change in the identity constitution structure or powers of any of the Tenant the Guarantor or the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

(e)	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant; and

(f)	any other act omission matter or thing whatsoever whereby but for this provision the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

14.7	Benefit of guarantee and indemnity

This guarantee and indemnity shall enure for the benefit of the successors and assigns of the Landlord under this Agreement without the necessity for any assignment of the same.

15.	VALUE ADDED TAX

Where, pursuant to the terms of this Agreement, the Landlord or any other person (for the purposes of this Clause 15, the “Supplier”) makes or is deemed to make a supply to the Tenant for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Tenant shall on written demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax subject to prior receipt by the Tenant from the Supplier of a Value Added Tax invoice addressed to the Tenant in respect of such supply.

16.	EFFECT OF THIS AGREEMENT

16.1	Representations

The Tenant acknowledges that it has inspected the Demised Premises and accepts the Lease with full knowledge of the Demised Premises’ actual state and condition and shall take the Demised Premises as it stands and that in entering into this Agreement it places no reliance on any representation or warranty relating to the Demised Premises other than those, if any, which may have been given by the Landlord’s Solicitors in written reply to any written enquiry made by the Tenant’s Solicitors prior to the date of this Agreement.

16.2	Entire Agreement

This Agreement represents the entire agreement between the parties relating to the Demised Premises. It is not capable of being amended except in writing by or with the specific consent of the parties to this Agreement.

16.3	No merger

Those terms of this Agreement that remain to be performed after the Date of Actual Completion will remain in full force and effect and shall not merge with the grant of the Lease and the Car Parking Agreement.

17.	NOTICES

Notices shall be served at the address of the relevant party or their solicitors shown at the start of this Agreement or at such other address in the United Kingdom as either party may notify in writing to the other from time to time.

18.	ANNOUNCEMENTS

18.1	No announcements without prior approval

Subject to Clause 18.2 , no press or public announcement, circular or communication relating to this Agreement or the subject matter of it shall be made or issued by any party without the prior written approval of the other parties (that approval not to be unreasonably withheld or delayed).

18.2	Permitted announcements

Any party may make or issue a press or public announcement, circular or communication relating to this Agreement or the subject matter of it to the extent required by:

(a)	law; or

(b)	any securities or investment exchange or regulatory or governmental body to which that party is subject or reasonably submits wherever situated (including the London Stock Exchange, the UK Listing Authority or the Panel on Takeovers and Mergers) whether or not the requirement for disclosure has the force of law and provided that the party making or issuing the relevant announcement, circular or communication shall use reasonable endeavours to consult with the other parties prior to its making or despatch and shall, so far as may be reasonable, take account of the comments of the other parties with respect to its content and the timing and manner of its being made or issued but if a party is unable to inform the other before information is disclosed under Clause 18.2(b) such party must (to the extent permitted by law) inform the other immediately after the disclosure of the full circumstances of this disclosure and the information that has been disclosed.

18.3	Land Registry

Subject to provision by the Landlord of completed forms EX1 and EX1A and the form of document the Landlord proposes to submit as an Exempt Information Document within the statutory title period permitted for registration of the Tenant’s interest at the Land Registry the Tenant shall submit to the Land Registry simultaneously with the Tenant’s application to register either a notice of this Agreement or the Tenant as proprietor of the Lease any applications in forms EX1 and EX1A required by the Landlord.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

19.2	Jurisdiction

Each party irrevocably submits to the non-exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this Agreement or the legal relationships established by this Agreement.

19.3	Service of proceedings

The Guarantor irrevocably agrees that any proceedings may be served upon it at MF Global Holdings Limited, Sugar Quay, Lower Thames Street, London EC3R 6DU, with a copy to be faxed to MF Global Holdings Ltd., 717 Fifth Avenue, New York, NY 10022, fax no: +001 212 319 1565 marked for the attention of the General Counsel or at such other address for service within England and Wales and/or marked for such other person as may be notified in writing from time to time to the Landlord.

20.	RIGHTS OF THIRD PARTIES

The parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

21.	COUNTERPARTS

21.1	Any number of counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

21.2	Each counterpart an original

Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

EXECUTION:

The parties have shown their acceptance of the terms of this Agreement by executing it as a deed below.

SCHEDULE 1

PART 1A:LIST OF APPROVED RELEVANT WORKS CONTRACTS

	Party	Role

Design Team	MCM Architecture	Architect

	Dunwoody LLP	M&E Designer

Contractors	Swift Refurbishment	Main Contractor

	Associate Mechanical	Mechanical Sub-Contractor

	John Farley Limited	Electrical Sub-Contractor

	Siemens PLC	Fire Alarm

	Eton Associates Limited	BMS

	Eton Fire Limited	Sprinklers

	E&I Limited	UPS

	Gleeds*	Costs consultants

	Veyron Consulting Limited*	Project Manager

PART 1B: LIST OF APPROVED RELEVANT WORKS CONTRACTS

1.	JCT design and build contract revision 2 2009 draft dated 10 September 2009 to be entered into between (1) MF Global UK Limited and (2) Swift Refurbishments Limited;

2.	Letter of intent dated 27 July 2010 between (1) MF Global UK Limited and (2) Swift Refurbishments Limited;

3.	Employer requirements revised issue 13 September 2010 prepared by Gleeds;

4.	CIC contract to be entered into between (1) MF Global UK Limited and (2) MCM Architecture Ltd appointing MCM Architecture Ltd as architectural design, design lead and space planner;

5.	CIC contract to be entered into between (1) MF Global UK Limited and (2) Dunwoody Ltd appointing Dunwoody Ltd as building services designer;

SCHEDULE 2

ADDITIONAL RIGHTS

1.	DEFINITIONS

In this Schedule, the following expressions shall have the following meanings:

“Building” has the same meaning as in the Lease;

“Chilled Water Allocation” has the meaning given to it in Paragraph 2 of this Schedule (as varied from time to time in accordance with this Schedule);

“Chilled Water Systems” means the chilled water systems forming part of the Landlord’s plant in the Building;

“Landlord” means 5 Churchill Place L.P. and its successors in title;

“Lease” means the lease dated 26 November 2009 made between (1) Canary Wharf (BP”) T1 Limited and Canary Wharf (BP2) T2 Limited (2) Canary Wharf Management Limited (3) J.P. Morgan Markets Limited (4) The Bear Stearns Companies LLC and (5) Canary Wharf Holdings Limited;

“Power Review Date” has the meaning given to it in Paragraph 3.1 of this Schedule;

“Power Supply” means the electrical power supply to the Building;

“Premises” means part ground floor and floors 1 to 9 (inclusive) and floor 12, 5 Churchill Place, Canary Wharf, London E14 as more particularly described in the Lease;

“Quarter Day” means the first day of January, the first day of April, the first day of July and the first day of December in each year of the Underlease;

“Tenant” means J.P. Morgan Markets Limited and its successors in title;

“Underlet Premises” means part ground floor and floors 1 to 4 (inclusive), 5 Churchill Place, Canary Wharf, London E14 as more particularly described in the Underlease;

“Underlet Premises Total Power Draw” has the meaning given to it in Paragraph 2 of this Schedule (as varied from time to time in accordance with this Schedule);

“Undertenant” means MF Global UK Limited and its successors in title.

“UPS” means the uninterrupted power system forming part of the Landlord’s plant in the Building; and

“UPS2” means that UPS plant shown coloured yellow on the plan annexed hereto.

2.	RIGHTS

(a)	Subject always to the provisions of the Lease and to Paragraph 4(a) (Survival of rights) of this Schedule, the Landlord grants to the Tenant and the Tenant grants to the Undertenant a right at any time to:

(i)	use a maximum of 1400kW of chilled water capacity from the Chilled Water Systems for the purpose of cooling the Underlet Premises as measured by the energy meters installed by the Undertenant for that purpose; (the “Chilled Water Allocation”) and

(ii)	draw a maximum of 846kW of electrical power from the Power Supply for consumption in the Underlet Premises as measured by the power consumption meter(s) dedicated to the Underlet Premises or other electrical measurement devices (including without limitation, sub-meters and/or pulse meters (installed by the Landlord which for the avoidance of doubt will include the power usage for the UPS2), (the “Underlet Premises Total Power Draw”)

in each case as may be reviewed and reduced (but not increased) in accordance with Paragraph 3 (Review of rights) of this Schedule.

(b)	The Undertenant covenants with the Landlord and separately with the Tenant that it shall ensure that:

(i)	the peak chilled water capacity used from the Chilled Water Systems shall not at any time exceed the Chilled Water Allocation;

(ii)	the peak electrical power draw from the Power Supply to the Underlet Premises shall not at any time exceed the Underlet Premises Total Power Draw; and

(iii)	in the event the Undertenant exceeds the Chilled Water Allocation and/or the Underlet Premises Total Power Draw for a continuous period of 48 hours or more and the Landlord and/or the Tenant gives notice to the Undertenant of such occurrence, the Undertenant shall take any such action as is necessary to ensure that the Chilled Water Allocation and/or the Underlet Premises Total Power Draw as appropriate are not exceeded as soon as reasonably practicable and if such excess is not reduced to the Underlet Premises Total Power Draw and/or the Chilled Water Allocation within 12 hours of such notification, the Landlord may suspend the Chilled Water Allocation and/or the Underlet Premises Total Power Draw (as the case may be) until such time as the Undertenant satisfies the Landlord (acting reasonably) that it is no longer exceeding the Chilled Water Allocation and/or the Underlet Premises Total Power Draw (as the case may be).

(c)	Subject always to the terms of the Lease and to Paragraph 4(b) (Survival of rights) of this Schedule:

(i)	the Landlord grants to the Tenant and the Tenant grants to the Undertenant the exclusive use of UPS2 for the provision of back-up electrical power to the Underlet Premises and the right to connect in to, install and run and retain wiring and ducting through the risers running from UPS2 to the Underlet Premises in accordance with and subject to the Licence for Alterations; and

(ii)	the Landlord covenants with the Undertenant to repair and maintain UPS2 and any of the Landlord’s related infrastructure linking the UPS2 to the Underlet Premises to the minimum standards set out in the service agreement annexed to the Licence to Underlet at Annexure 13.

(iii)	prior to the commencement of each year of the term of the Underlease the Landlord shall provide and the Landlord and the Undertenant shall agree an estimate of the projected costs to be incurred by the Landlord in complying with its covenants in Paragraph 2(c)(ii) (each party acting reasonably (the “Estimated Expenditure”).

(iv)	the Tenant covenants to pay to the Landlord the Estimated.

(d)	Expenditure plus any VAT properly payable on such sum in advance by equal quarterly instalments at the Quarter Days during each year of the term of the Underlease within 10 working days of written demand the first payment being a proportionate sum in respect of the period from and including [date of lease] to the next Quarter Day following the date of the Lease.

(e)	As soon as reasonably practicable after the end of each year of the term of the Underlease the Landlord shall send to the Tenant and the Undertenant a statement detailing the actual costs incurred by the Landlord in complying with its covenants in Paragraph 2(c)(ii) of this Schedule for the preceding year of the term of the Underlease (“Actual Costs”) compared to the Estimated Expenditure (“Costs Statement”).

(f)	If the Costs Statement shows that Actual Costs exceed the Estimated Costs the shortfall shall be paid by the Tenant (plus any VAT properly payable on such sum) within 10 working days of written demand.

(g)	If the Costs Statement shows that Estimated Costs exceed the Actual Costs any overpayment shall be credited to the Tenant against the next payment of the Estimated Expenditure due (or where there are no further Quarter Days due before the end of the term of the Underlease such overpayment shall be paid to the Tenant within 10 working days after the issue of the relevant Costs Statement.

3.	REVIEW OF RIGHTS

(a)

Not earlier than the third anniversary of the date of the Underlease and on one occasion only (but subject to the provisions of Paragraph 3(e) of this Schedule), the Landlord the Tenant and the Undertenant may review the Underlet Premises Total Power Draw. The Landlord may instigate such review by serving written notice on the Tenant and the Undertenant specifying the relevant date (being a date falling after the expiry of such three year period) on which the Landlord intends to effect such review (the “Power Review Date”). The Landlord the Tenant and the Undertenant shall review and (if appropriate) reduce the Underlet Premises Total Power Draw in accordance with the following formula, such that following the Power Review Date the Underlet Premises Total Power Draw shall be the amount equal to “X” below where:

X = the lower of:

(1)	846kW; and

(2)	the sum of Y + 10% of Y.

Where:

X = the reviewed Underlet Premises Total Power Draw; and

Y = the highest amount of electrical power actually drawn in the Underlet Premises from the Power Supply (measured in kW) at any time in the period from and including date of the Underlease until and including the Power Review Date as measured by the power consumption meter(s) dedicated to the Underlet premises or othere electrical measurement devices (including without limitation sub meters and/or pulse meters) installed by the Landlord.

(b)	Following the Power Review Date, the parties will endorse the following memorandum on this Deed:

“Memorandum: with effect from [Power Review Date] the parties confirm that, pursuant to and in accordance with Paragraph 3(a) of the Schedule to this Deed, the Underlet Premises Total Power Draw shall be [—] kW”.

(c)	Not earlier than the third anniversary of the date of the Underlease and on one occasion only (but subject to the provisions of Paragraph 3(e) of this Schedule), the Landlord the Tenant and the Undertenant may review the Chilled Water Allocation. The Landlord may instigate such review by serving written notice on the Tenant and the Undertenant specifying the relevant date (being a date falling after the expiry of such 3 year period) on which the Landlord intends to effect such review (the “Chilled Water Review Date”). The Landlord the Tenant and the Undertenant shall review and (if appropriate) reduce the Chilled Water Allocation in accordance with the following formula, such that following the Chilled Water Review Date the Chilled Water Allocation shall be the amount equal to “X” below where:

X = the lower of:

(1) 1400kW; and

(2) the sum of Y + 10% of Y.

Where:

X = the reviewed Chilled Water Allocation; and

Y = the highest amount of chilled water capacity actually drawn from the Chilled Water System for the purpose of cooling the Underlet Premises as measured by the energy metres installed by the Undertenant for that purpose measured at any time in the period from and including date of the Underlease until and including the Chilled Water Review Date.

(d)	Following the Chilled Water Review Date, the parties will endorse the following memorandum on this Deed:

“Memorandum: with effect from [Chilled water Review Date] the parties confirm that, pursuant to and in accordance with Paragraph 3(c) of the Schedule to this Deed, the Underlet Premises Chilled Water Allocation shall be [—] kW”.

(e)	On any assignment of the whole or underletting of the whole or part of the Underlease to an entity which is not a Group Company (as defined in the Underlease) of MF Global UK Limited (Company number 1600658) the Landlord may on the date which is the earlier of:

(i)	a date not less than three years after the date of completion of such assignment or underletting, and which date is to be elected by the Landlord on written notice to the Tenant and the Undertenant; and

(ii)	the date of completion of the assignment or underletting provided such review is acceptable to the Undertenant and the assignee or underlessee in their absolute discretion;

(“Subsequent Review Date”) instigate a review of the Chilled Water Allocation and/or the Underlet Premises Total Power Draw in accordance with the provisions of Paragraph 3(f) of this Schedule by serving written notice on the Tenant and the Undertenant specifying the Subsequent Review Date provided that the Landlord shall not be obliged to increase the Chilled Water Allocation and/or the Underlet Premises Total Power Draw.

(f)	On the Subsequent Review Date the Landlord the Tenant and the Undertenant shall review and (if appropriate) reduce the Underlet Premises Total Power Draw and/or the Chilled Water Allocation in accordance with the following formulas (as appropriate):

(i)	in respect of a review of the Underlet Premises Total Power Draw, the reviewed Underlet Premises Total Power Draw shall be the amount “X” where:

X = the lower of (1) Z and (2) the sum of Y +10% of Y

Z = 846kW or such reviewed Underlet Total Power Draw determined pursuant to Paragraph 3(a) of this Schedule; and

Y =

if the Subsequent Review Date is the date contemplated in Paragraph 3(e)(i) of this Schedule the highest amount of electrical power actually drawn down in the Underlet Premises from the Power Supply (measured in kW) at any time in the period from the date of the relevant assignment or underletting (as appropriate) until the Subsequent Review Date, or if the Subsequent Review Date is the date contemplated in Paragraph 3(e)(ii) of this Schedule the figure agreed between the Landlord, the Tenant and the Undertenant and the assignee or underlessee (as appropriate).

(ii)	in respect of a review of the Chilled Water Allocation, the reviewed Chilled Water Allocation shall be an amount equal to X where:

X = the lower of (1) Z and (2) the sum of Y + 10% of Y:

Z = 1400kW or such reviewed Chilled Water Allocation determined pursuant to Paragraph 3(d) of this Schedule; and

Y =

if the Subsequent Review Date is the date contemplated in Paragraph 3(e)(i) of this Schedule the highest amount of chilled water capacity from the Chilled Water System for the purpose of cooling the Underlet Premises and measured by the energy meters installed by the Undertenant (or its predecessor in title) for that purpose measured at any time in the period from the date of the relevant assignment or underletting (as appropriate) until the Subsequent Review Date; or

if the Subsequent Review Date is the date contemplated in Paragraph 3(e)(ii) of this Schedule the figure agreed between the Landlord, the Tenant and the Undertenant and the assignee or underlessee (as appropriate).

(g)	Following a review in accordance with Paragraph 3(f), the Chilled Water Allocation and/or the Underlet Premises Total Power Draw shall be the Chilled Water Allocation and/or the Underlet Premises Total Power Draw as reviewed in accordance with Paragraph 3(f) and the parties will endorse the following memorandum on this Deed:

“Memorandum: with effect from [insert date of review conducted in accordance with Paragraph 3(f)] the parties confirm that, pursuant to and in accordance with Paragraph 3(f) of the Schedule to this Deed, the Chilled Water Capacity shall be [—] and the Underlet Premises Total Power Draw shall be [—] kW”.

(h)	The Landlord, the Tenant and the Undertenant agree and acknowledge that they shall each be responsible for their own costs incurred in connection with any review undertaken pursuant to this Paragraph 3.

4.	SURVIVAL OF RIGHTS

(a)	The rights granted in Paragraph 2(a) (Rights) of this Schedule shall apply until the expiry or earlier determination of the Underlease unless the Underlease is renewed pursuant to the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954.

(b)	The rights granted and covenants given in Paragraph 2(c) (Rights) of this Schedule shall apply only whilst MF Global UK Limited (Company Number 1600658) and/or a Group Company as defined in the Lease of MF Global UK Limited (Company Number 1600658) is the Undertenant and remains in occupation of the whole of the Underlet Premises.

(c)	The parties agree and acknowledge that on the expiry, or earlier determination of the Underlease, the provisions of this Schedule shall have no further effect.

5.	REGISTRATION OF RIGHTS

The Landlord and the Tenant consent to the registration of the Rights granted in this schedule against their respective registered titles to the Building and the Premises at the Land Registry and against the Undertenants title to the Underlease to be registered at the Land Registry.

SCHEDULE 3

TENANT WARRANTIES

1.	30 October 2006	(1) WSP Buildings Limited (2) Bear, Stearns International Limited

2.	7 March 2007	(1) Hilson Moran Partnership Limited (2) Bear, Stearns International Limited

3.	30 October 2006	(1) HOK International Limited (2) Bear, Stearns International Limited

4.	17 May 2007	(1) P.C. Harrington Contractors Limited (2) Bear, Stearns International Limited

5.	9 August 2007	(1) ZNS - Victor Buyck Joint Venture Limited (2) Bear, Stearns International Limited

6.	3 October 2007	(1) Broadcrown Limited (2) Bear, Stearns International Limited

7.	9 August 2007	(1) T Clarke Public Limited Company (2) Bear, Stearns International Limited

8.	3 October 2007	(1) Gratte Brothers Limited (2) Bear, Stearns International Limited

9.	3 December 2007	(1) Sharpfibre Limited (2) Bear, Stearns International Limited

10.	3 December 2007	(1) A.S.M. Engineering Limited (2) Bear, Stearns International Limited

11.	3 October 2007	(1) Eton Fire Limited (2) Bear, Stearns International Limited

12.	8 February 2008	(1) Toshiba Carrier UK Limited (2) Bear, Stearns International Limited

13.	8 February 2008	(1) Eton Associates Limited (2) Bear, Stearns International Limited

14.	16 June 2008	(1) Kone Plc (2) Bear, Stearns International Limited

15.	3 October 2007	(1) Expanded Piling Limited (2) Bear, Stearns International Limited

16.	20 April 2007	(1) Scheldebouw B.V. (2) Bear, Stearns International Limited

17.	13 October 2008	(1) Siemens Public Limited Company (2) Bear, Stearns International Limited

18.	30 October 2006	(1) P C Harrington Contractors Limited (2) Bear, Stearns International Limited

19.	18 September 2006	(1) Bacy Soletanche Limited (2) Bear, Stearns International Limited

EXECUTION:

EXECUTED as a deed by J.P. MORGAN MARKETS LIMITED acting by JOHN CLARE, Director, in the presence of:	) ) )

Witness’s signature:

Witness’s name (in capitals):

Witness’s address:

Executed as a deed by MF GLOBAL UK LIMITED by a director in the presence of a witness:	) ) )	Signature

Name (block capitals)
Director

Witness signature

Witness name
(block capitals)

Witness address

SIGNED as a deed by Director, and Director/Secretary, duly authorised for and on behalf of MF GLOBAL HOLDINGS LTD	) ) ) ) )

Director

Director/Secretary